                                                                    EXHIBIT 10.1



                           POWER PURCHASE AGREEMENT
                                    between
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      and
                            COGEN TECHNOLOGIES, INC.
                              (LINDEN, NEW JERSEY)
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                               TABLE OF CONTENTS


                                                                Page


                                   ARTICLE 1

  DEFINITIONS..................................................   2


                                   ARTICLE 2
                                      TERM

  2.1 Base Term................................................   6
  2.2 Renewal of Agreement.....................................   6
  2.3 PSC Approval of Agreement................................   7

                                   ARTICLE 3
                             DELIVERY AND PURCHASE


  3.1 Basic Obligations........................................   8
  3.2 Exceptions from Buyer's Obligation.......................   9
  3.3 Interconnection..........................................   9

                                   ARTICLE 4
                      RATES FOR ELECTRICITY SOLD TO BUYER


  4.1 Definitions..............................................  10
  4.2 Initial Delivery Rates...................................  12
  4.3 Rates During Base Term...................................  12
  4.4 Renewal Rates............................................  15
  4.5 Rates During Periods of Curtailment......................  16
  4.6 Fuel Component Determination.............................  17
  4.7 Alternate Fuel...........................................  18
  4.8 Dispute Resolution.......................................  18

                                   ARTICLE 5
                                    SECURITY


  5.1 Letter of Credit.........................................  18
  5.2 Other Forms of Security..................................  20


                                   ARTICLE 6
                                    PAYMENT

  6.1 General..................................................  20
  6.2 Preparation of Statement.................................  21
  6.3 Dispute..................................................  21
  6.4 Interest.................................................  22

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                                   ARTICLE 7
                                    METERING

  7.1 Measurement..............................................  23
  7.2 Testing of Meters........................................  23
  7.3 Adjustments..............................................  24
  7.4 Additional Meters........................................  25
  7.5 Monitoring Equipment.....................................  25

                                   ARTICLE 8
                       PROCEDURES FOR INTERCONNECTION AND
                   INSTALLATION OF INTERCONNECTION FACILITIES


  8.1 General..................................................  26
  8.2 Procedures...............................................  26
  8.3 Seller's Responsibility..................................  27
  8.4 Buyer's Responsibility...................................  28
  8.5 Payment Terms............................................  28
  8.6 Annual Reimbursement.....................................  29

                                   ARTICLE 9
                    REARRANGEMENT, RELOCATION, RETIREMENT OR
                       ABANDONMENT OF BUYER'S FACILITIES


  9.1 Relocation or Rearrangement..............................  29
  9.2 Retirement or Abandonment................................  30


                                   ARTICLE 10
                      SUSPENSION OF BUYER'S OBLIGATION AND
                   DISCONNECTION OF PLANT FROM BUYER'S SYSTEM


10.1 Temporary Suspension of Buyer's Obligation to
      Accept Electricity.......................................  31
10.2 Disconnection.............................................  31
10.3 Restoration of Service and Reimbursement of Costs.........  32

                                   ARTICLE 11
                  COORDINATION OF PLANT AND SYSTEM MAINTENANCE


  11.1 Initial Operation Coordination..........................  32
  11.2 Operation Coordination..................................  33
  11.3 Maintenance Coordination by Seller......................  35
  11.4 Maintenance Coordination by Buyer.......................  36

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                                   ARTICLE 12
                        QUALIFICATION UNDER FEDERAL LAW


  12.1 Initial Certification...................................  36
  12.2 Subsequent Notification.................................  36
  12.3 Loss of Qualifying Status...............................  37


                                   ARTICLE 13
                    DEPENDABLE MAXIMUM NET CAPABILITY (DMNC)


  13.1 Plant Capability........................................  39
  13.2 Expected Deliveries to Buyer............................  42


                                   ARTICLE 14
                     TERMINATION PRIOR TO INITIAL OPERATION


  14.1 Events of Termination...................................  42
  14.2 Milestone Deposits......................................  44


                                   ARTICLE 15
                 BREACH OF CONTRACT, TERMINATION, AND REMEDIES


  15.1 Breach..................................................  45
  15.2 Termination.............................................  47
  15.3 Cure by Lender..........................................  48
  15.4 Remedies................................................  48

                                   ARTICLE 16

  SPECIFIC PERFORMANCE.........................................  49


                                   ARTICLE 17

  RIGHT TO OPERATE.............................................  49


                                   ARTICLE 18
                         INDEMNIFICATION AND INSURANCE

  18.1 Indemnification.........................................  50
  18.2 Insurance...............................................  52
  18.3 Self-Insurance..........................................  53

                                  ARTICLE 19
                          ACCESS AND NONINTERFERENCE

  19.1 Access..................................................  53
  19.2 Noninterference.........................................  54

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                                   ARTICLE 20
                                 FORCE MAJEURE


  20.1  Definition.............................................  54
  20.2  Effect of Force Majeure................................  54


                                   ARTICLE 21
                             ASSIGNMENT OR TRANSFER


  21.1    General..............................................  56
  21.2    Permitted Assignments................................  56
  21.3    Other Assignments....................................  56
  21.4    Sale of Plant........................................  57
  21.5    Novation.............................................  57


                                   ARTICLE 22
                         REPRESENTATIONS AND WARRANTIES


  22.1  Seller's Representations...............................  58
  22.2  Buyer's Representations................................  59


                                   ARTICLE 23

  AMENDMENTS, APPROVAL OF AMENDMENTS...........................  60


                                   ARTICLE 24
                            MISCELLANEOUS PROVISIONS


  24.1  Binding Effect.........................................  60
  24.2  Counterparts...........................................  60
  24.3  Notices................................................  61
  24.4  Prior Agreements Superseded............................  61
  24.5  Applicable Law.........................................  61
  24.6  Specific Waiver........................................  61
  24.7  Waiver.................................................  62

Appendix A: Plant Description
Appendix B: Avoided Capacity Cost Projections
Appendix C: Security

                            POWER PURCHASE AGREEMENT

                                    between
                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                      and
                            COGEN TECHNOLOGIES, INC.



     WHEREAS, Consolidated Edison Company of New York, Inc. ("Buyer") is a corporation organized under the Transportation Corporations Law of the State of New York and is authorized by its Certificate of Incorporation and by the State of New York to engage in the production, transmission, sale and distribution of electricity for heat, light and power to the public;

     WHEREAS, Cogen Technologies, Inc. ("Seller"), a Texas corporation, proposes to construct or have constructed, to own, lease or otherwise have a possessory interest in, and to operate a cogeneration facility in Linden, New Jersey (see Appendix A) and to deliver Electricity to the electric system of Buyer;

     WHEREAS, the Plant will be a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978 ("PURPA") and as defined in the rules and regulations issued pursuant to such law;
and

     WHEREAS, Seller desires to sell Electricity generated by the Plant to Buyer pursuant to the rates, terms and conditions set forth in this Agreement, and Buyer agrees to purchase Electricity generated by the Plant on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the promises and covenants hereinafter set forth, the sufficiency of which each Party acknowledges, Buyer and Seller agree as follows:



                                   ARTICLE 1
                                  DEFINITIONS

     As used in this Agreement:

     1.1 The term "Agreement" means this contract, including all appendices attached hereto and amendments to this contract that may be made from time to time.

     1.2 The term "Annual Period" means any one of a succession of consecutive twelve-month periods, the first of which shall begin on the Date of Initial Commercial Operation.

     1.3 The term "Commercial Operation" means the production of Electricity by Seller at the Plant, upon the completion of testing of the Plant.

     1.4 The term "Date of Initial Commercial Operation" means the day which begins at 12:01 A.M. on the first day of the month which immediately follows the date Seller designates in writing as the initial date of Commercial Operation of the Plant.

     1.5 The terms "Deliver", "Delivery" and "Delivered" mean to actually deliver or to make available Electricity, actual delivery or availability of Electricity, or actually delivered or available Electricity, as the case may be, for sale to Buyer at the Point of Interconnection, other than Electricity subject to pricing under
Article 4.5.

     1.6 The term "DMNC" means the Dependable Maximum Net Capability of the Plant determined pursuant to Article 13.1.

     1.7 The term "Direct Interconnection" means a direct interconnection between the Plant and Buyer's electric system.

     1.8 The term "Electricity" means capacity, expressed in kilowatts MW"), and energy, expressed in kilowatt hours MWW'), generated or available to be generated by the Plant for sale to Buyer, as three-phase alternating current with a nominal frequency of 60 hertz and, in the case of a Direct
Interconnection, a nominal voltage of 345,000 volts and at a minimum power factor of 0.85.

     1.9 The term "Fuel" means Natural Gas or any other fuel, including fuel oil.

     1.10 The term "Indirect Interconnection" means the interconnection of the Plant to Buyer's electric system through the electric system of the Intervening Utility.

     1.11 The term "Initial Delivery Date" means the day that Seller first actually delivers Electricity to Buyer, which date shall precede the Date of Initial Commercial Operation.

     1.12 The term "Intervening Utility" means the Public Service Electric and Gas Company, and any of its successors or assigns.

     1.13 The term "Lender" means any person lending money to Seller for the construction, operation, maintenance, repair, or alteration of Seller's Plant, any person providing funds for the refinancing or taking-out of any such loans, and the nominees or designees of any such persons.

     1.14 The term "MW" means megawatt.

     1.15 The term "Natural Gas" means natural gas or any other gaseous fuel, such as butane, propane, or liquified natural gas.

     1.16 The term "Off-Peak Periods" means all other hours of the week exclusive of On-Peak Periods.

     1.17 The term "On-Peak Periods" means the period from 8:00 A.M. to 10:00 P.M. (Eastern Time) Monday through Friday, fifty-two (52) weeks per year.

     1.18 The term "Party" or "Parties" means one or both of the Consolidated Edison Company of New York, Inc., a New York corporation, or Cogen Technologies, Inc., a Texas corporation, together with any successor or assign of either.

     1.19 The term "person" means an individual, corporation or other legal entity.

     1.20 The term "Plant" means the cogeneration facility and all appurtenant structures and equipment, including Seller's electrical and steam interconnection facilities, and real property interests owned, leased, or subleased by Seller in Linden, New Jersey, for the purposes of producing steam and generating electricity. The Plant currently is designed to have a power production capacity, net of auxiliary Plant loads and expected Plant electric deliveries to steam customers, of approximately 440 MW. However, Seller may redesignate such capacity of the Plant as any lower value or any higher value up to 539 MW, or any higher value up to 594 MW in the event that Seller desires to include in this Agreement the capacity currently specified in the power purchase agreement between Buyer and Seller with regard to Seller's proposed plant located in Bayonne, New Jersey, provided that Seller gives Buyer notice of such redesignated capacity within six (6) months of the PSC's approval of this Agreement pursuant to Article 2.3. Any such redesignation shall not require Seller's Plant to have the capacity so designated but shall determine the amounts due under Article 14.

     1.21 The term "Point of Interconnection" means: (i) in the case of a Direct Interconnection, the point of physical connection of the Plant to the Buyer's transmission system; or (ii) in the case of an Indirect Interconnection, the point of physical connection of the Plant to the Intervening Utility's transmission system.

     1.22 The term "PSC" means the Public Service Commission of the State of New York or any successor governmental entity exercising jurisdiction over the rates and operations of Buyer in the State of New York.

     1.23 The term "Qualifying Facility" means a "qualifying cogeneration facility" as defined in Section 3(18) of the Federal Power Act and the regulations thereunder.

                                   ARTICLE 2
                                      TERM

     2.1 Base Term. This Agreement shall become effective when fully executed and approved by the PSC and shall remain in full force and effect for a period of twenty-five (25) Annual Periods from the Date of Initial Commercial Operation ("Base Term") and any additional Annual Periods pursuant to Article 2.2, subject to termination in accordance with Articles 14 and 15 of this Agreement. Applicable provisions of this Agreement shall continue in effect after the date of termination of this Agreement only to the extent necessary to provide for final billings and adjustments related to the period prior to such date of termination or as may be otherwise applicable after such date.

     2.2 Renewal of Agreement. This Agreement shall be automatically renewed for two periods of five (5) Annual Periods each, the first of which will commence with the expiration of the Base Term, unless either Party elects to terminate this Agreement at the expiration of the Base Term or at the expiration of the first five-year renewal term. Such termination shall be valid only if the terminating Party provides notice of its intent to terminate to the other Party at least five (5) full years prior to the expiration of the applicable term.

     2.3 PSC Approval of Agreement. Each Party to this Agreement acknowledges that this Agreement is subject to approval by the PSC. Upon execution of this Agreement, Buyer shall promptly submit this Agreement to the PSC for approval and for authorization to recover all payments for the purchase of Electricity under this Agreement through Buyer's fuel adjustment clause. If the PSC, in approving this Agreement, orders any material change to this Agreement, or imposes any condition upon such approval, any Party which, in its sole judgment, is adversely affected by such change or condition may terminate this Agreement, without any liability or further obligation to the other Party, by serving written notice to the other Party within thirty (30) days from the date the PSC orders such change or condition. Failure to give such notice shall constitute acceptance of the change or condition imposed by the PSC. In the event that such notice is served, the Parties agree to negotiate in good faith to agree upon a mutually satisfactory amendment to this Agreement and to resubmit this Agreement, as so amended, for any necessary further approval. In the event the PSC, in its approval of this Agreement under this Article 2.3, does not expressly authorize full recovery by Buyer, through its fuel adjustment clause, of any payments made by Buyer to Seller under this Agreement, then this Agreement shall become null and void immediately without either Party becoming liable to the other. In the event the PSC conditions its authorization of full recovery by Buyer, through its fuel adjustment clause, of payments made by Buyer to Seller under this Agreement, this Agreement shall become effective only upon the written agreement of the Parties to accept such conditions.


                                   ARTICLE 3
                             DELIVERY AND PURCHASE

     3.1 Basic obligations. During the term of this Agreement, Seller shall deliver and sell to Buyer and Buyer shall accept and purchase from Seller, subject to the terms and conditions of this Agreement, all the Electricity up to the power production capacity produced by the Plant net of the electric energy and capacity used to operate auxiliary equipment in the Plant and net of the electric energy and capacity (including electric energy and capacity equivalent used as steam) used by steam customers supplied by the Plant. Seller shall, within six (6) months of the PSC's approval of this Agreement pursuant to
Article 2.3, designate the maximum amount of electric energy and capacity used by such steam customers (including electric energy and capacity equivalent used as steam).

     3.2 Exceptions from Buyer's Obligation.

          (A) Buyer's obligation to accept and pay for Electricity from Seller shall be suspended:

               (1) during any period in which Seller fails to satisfy conditions, imposed on Seller by the PSC in its approval of this Agreement under Article 2.3, to full recovery by Buyer, through its fuel adjustment clause, of payments made by Buyer to Seller under this Agreement; and

               (2) during any period in which Seller fails to comply with the requirements specified in Articles 18.2 and 18.3 (relating to insurance).

          (B) Buyer's obligation to accept Electricity from Seller shall be suspended:

               (1) during such periods and under such conditions as shall be established by the PSC in Case 88-E-081; and

               (2) pursuant to Article 10 of this Agreement (relating to suspension).

     3.3 Interconnection. Subject to Article 8.1, Seller shall use a Direct Interconnection.

                                   ARTICLE 4
                      RATES FOR ELECTRICITY SOLD TO BUYER

4.1  Definitions. For purposes of this Agreement:
     (A) The term "Fixed Component" means an amount equal to 1.8553 cents per kWh.
     (B) The term "Fuel Component" for a month means an amount equal to the sum of all costs incurred in such month by Seller with respect to Fuel acquired for use in the Plant (including Fuel commodity, transportation, and storage costs and any costs related thereto) multiplied by a fraction, the numerator of which is the kWh actually delivered to Buyer in such month and the denominator of which is the total kWh actually delivered by the Plant in such month.

     (C) The term "Fuel Component Ceiling" for an Annual Period means an amount equal to 2.634 cents per kWh multiplied by:

          (1) a fraction, the numerator of which is equal to Buyer's actual weighted average Natural Gas costs per MMBtu at the higher heating value (including Natural Gas commodity, transportation, and storage costs and any costs related thereto) for such Annual Period, and the denominator of which is equal to Buyer's actual weighted average Natural Gas costs per

     MMBtu at the higher heating value (including Natural Gas commodity, transportation, and storage costs and any costs related thereto and excluding all direct or indirect costs, charges, surcharges, liabilities, payments, or obligations incurred by, accrued by, reserved by, deferred by, or billed to Buyer during calendar year 1989 attributable to any take or pay buy out or buy down costs, however designated, of Buyer or Buyer's suppliers or transporters) for calendar year 1989; times

          (2) the kWh actually delivered by Seller to Buyer during such Annual Period.

Buyer shall provide Seller with a statement of its actual weighted average Natural Gas costs (including Natural Gas commodity, transportation, and storage costs) by the fifth (5th) day of each month or as soon thereafter as available to Buyer.

     (D) The term "0 & M Component" for a month means an amount equal to 0.9 cents per kWh multiplied by the Inflation Factor for such month.

     (E) The term "Inflation Factor" for a month means the latest CPI available at the end of such month divided by the CPI for December, 1988.

     (F) The term "CPI" means the Consumer Price Index for All Urban Consumers for the New York-Northern New Jersey Area as computed by the United States Department of Labor, Bureau of Labor Statistics (or if such index shall no longer be published, such other index as the Parties shall reasonably determine to be most nearly comparable to such index for the Metropolitan New York Area).

    4.2 Initial Delivery Rates. From the Initial Delivery Date until the Date of Initial Commercial Operation, Buyer shall pay Seller for the Electricity actually delivered to Buyer at a rate which is the Buyer's avoided energy costs
(i) as may be specified in the applicable tariff in effect at the time of such deliveries, or (ii) if such tariff is not in effect, as may otherwise be available. Such rate shall not include any avoided generation or transmission capacity costs. 4.3 Rates During Base Term.

          (A) From the Date of Initial Commercial Operation of the Plant until the end of the twenty-fifth (25th) Annual Period, Buyer shall pay Seller for Electricity Delivered to Buyer in each month the sum of the following amounts:

               (1) an amount equal to the Fixed Component multiplied by the kWh Delivered during such month, but in no event greater than the amount determined under Article 4.3(B)(1) and (2);

               (2) the Fuel Component for such month; and

               (3) an amount equal to the 0 & M Component multiplied by the kWh Delivered during such month, but in no event greater than the amount determined under Article 4.3(B)(3) and (4).

          (B) (1) With regard to the total amount to be paid under Articles 4.3(A)(1) and 4.5(A) with regard to the Fixed Component, Seller may not receive in any month more than an amount equal to the Fixed Component multiplied by: (a) eighty-five percent (85%) of the DMNC applicable to such month; and (b) the number of total hours in such month.

              (2) To the extent that the amount of Seller's Delivered kWh plus the curtailed kWh subject to Article 4.5 during the twelve-month period preceding a month (or any shorter period as applicable during the first Annual Period) is in excess of an amount equal to eighty-five percent (85%) of the DMNC applicable to such month multiplied by the total hours in the preceding twelve-month period (or any shorter period as applicable during the first Annual Period), such excess kWh shall be considered Delivered for purposes of Article 4.3(A)(1) in such month (except if such month is June, July, August, or September) so as to result in additional payments to Seller during such month attributable to the Fixed Component up to the limitation provided in Article 4.3(B)(1).

          (3) With regard to the total amount to be paid under Articles 4.3(A)(3) and 4.5(B) with regard to the 0 & M Component, Seller may not receive in any month more than an amount equal to the 0 & M Component multiplied by: (a) ninety percent (90%) of the DMNC applicable to such month; and (b) the number of total hours in such month.

          (4) To the extent that the amount of Seller's Delivered kWh plus the curtailed kWh subject to Article 4.5 during the twelve-month period preceding a month (or any shorter period as applicable during the first Annual Period) is in excess of an amount equal to ninety percent (90%) of the DMNC applicable to such month multiplied by the total hours in the preceding twelve-month period (or any shorter period as applicable during the first Annual Period), such excess kWh shall be considered Delivered for purposes of Article 4.3(A)(3) in such month (except if such month is June, July, August, or September) so as to result in additional payments to Seller during such month attributable to the 0 & M Component up to the limitation provided in Article 4.3(B)(3).



          (C) (1) within thirty (30) days of the end of each Annual Period, Buyer shall determine:


                    (a) the revenues that were received by
     Seller during such Annual Period solely attributable to the Fuel Component less all costs that are Buyer's responsibility under Article 11.2(D) and all costs incurred and documented by Seller related to the supply of Fuel during periods of curtailment in such Annual Period pursuant to Article 4.5 or when Electricity was available and not actually delivered as a result of Buyer's actions not authorized under this Agreement; and

               (b) an amount equal to the Fuel Component Ceiling for such Annual Period.

               (2) To the extent that Seller's revenues determined under Article 4.3(C)(1)(a):

               (a) are less than the amount determined under Article 4.3(C)(1)(b), Buyer shall pay to Seller for fifty percent (50%) of the difference in twelve (12) equal monthly payments; or

               (b) are greater than the amount determined under Article 4.3(C)(1)(b), Seller shall reimburse Buyer for one-hundred percent (100%) of such difference in twelve (12) equal monthly payments.

     4.4 Renewal Rates. From the end of the twenty-fifth (25th) Annual Period through the end of any renewal term pursuant to Article 2.2, Buyer shall pay Seller for Electricity Delivered to Buyer at a rate equal to the higher of:

          (A) ninety percent (90%) of the avoided capacity cost projections for On-Peak Periods as shown in Appendix B and

     Buyer's avoided energy costs (i) as may be specified in the applicable tariff in effect at the time of such Deliveries, or (ii) if such tariff is not in effect, as may otherwise be available (separated into rates for On-Peak Periods and Off-Peak Periods); or

          (B) one-hundred ten percent (110%) of the amounts determined under
     Article 4.3(A)(2) and (3), without regard to Article 4.3(C).

     4.5 Rates During Periods of Curtailment. In the case of any event specified in Articles 3.2(B), 10, 11.2, or 20 in which Buyer's action authorized by, or non-performance excused by, such Articles causes Seller to operate at a level less than one hundred percent (100%) of Seller's DMNC, Buyer shall pay Seller for any curtailed capacity at a rate which is the sum of:


          (A) the Fixed Component multiplied by the kWh curtailed, subject to
     Article 4.3(B)(1) and (2); and

          (B) the 0 & M Component multiplied by the kWh curtailed, subject to
Article 4.3(B)(3) and (4), unless Buyer shows that such curtailed capacity would not have been available for delivery in the absence of Buyer's curtailment. In the case of an Indirect Interconnection, Seller's capacity shall be deemed unavailable for delivery if the transmission services of the Intervening Utility necessary to deliver Electricity to Buyer are unavailable.

     4.6 Fuel Component Determination.

          (A) Seller shall provide Buyer within five (5) days after the end of the month either a statement of the actual costs with respect to the Fuel Component for the preceding month or an estimate of such costs (if the actual costs are not yet available to Seller). To the extent that an estimate is provided and used for purposes of determination of the Fuel Component in any month, Seller shall provide Buyer a statement of Seller's actual costs as soon as available to Seller. Buyer or Seller, as the case may be, shall make the appropriate adjustment in the next month's bill.

          (B) To the extent that Seller incurs costs related to the Fuel Component that requires prepayment of costs or payment of capital costs, Seller shall include such costs in the Fuel Component amortized on a ratable basis, including interest on any unrecovered balance at the rate specified in Article 6.4.

          (C) To the extent that Seller is incurring costs for Fuel, including Fuel commodity, transportation, and storage services, for more than the Plant's use, Seller shall equitably allocate such costs.

          (D) Buyer shall have the right, upon reasonable notice and during normal business hours, to examine the records of Seller related solely to the determination of the Fuel Component.

     4.7 Alternate Fuel. Seller agrees to use best efforts to change to a substitute primary fuel which is less expensive than the natural gas it was otherwise intending to use as the primary fuel at any time during the term of this Agreement, provided that such less expensive fuel can be burned in the Plant under applicable environmental and other laws and regulations and such burning does not otherwise adversely affect the Plant's operations.

     4.8 Dispute Resolution. Any dispute between Buyer and Seller under this
Article 4 shall be subject to arbitration by the PSC in accordance with procedures similar to those set forth in 16 NYCRR Part 12.



                                   ARTICLE 5
                                    SECURITY



     5.1 Letter of Credit.

          (A) Seller shall provide security in the form of a letter of credit in the amounts and at the times set forth in Appendix C. The amounts set forth in Appendix C shall not be subject to escalation or subsequent adjustment, except if the capacity is redesignated pursuant to Article 1.20, in which case the amounts in Appendix C will be adjusted on a pro rata basis. Upon termination by reason of Seller's breach of this Agreement or Seller's termination under
Article 12.3(B), Buyer shall have
the right to the amounts secured by the letter of credit only to the extent that the Present Worth of payments for Deliveries and curtailed kWh subject to pricing under Article 4.5 is greater than the Present Worth of LRAC plus interest at the rate of eleven percent (11%) from the Date of Initial Commercial operation to the date of termination on any difference in such amounts.


        (B)  For purposes of Article 5.1(A):

                (1) The term "LRAC" means the long run avoided costs of energy and capacity calculated using:

                    (a) avoided capacity cost projections for On-Peak Periods as shown in Appendix B; and

                    (b) the actual avoided energy costs for the On-Peak Periods and Off-Peak Periods of each Annual Period which occurred prior to the date of such calculation, based upon a tariff in effect designed to reflect current avoided energy costs or PSC-approved data reflecting current avoided energy costs if such data is more current than the tariff or if the tariff is not in effect.

                (2) The term "Present Worth" means the cumulative present worth as calculated to the Date of Initial Commercial Operation using an eleven percent (11%) discount rate and, with respect to any Deliveries and curtailed kWh subject to pricing under Article 4.5, shall reflect the difference between rates for On-Peak Periods and Off-Peak Periods.

               (3) The term "Present Worth of LRAC" means the cumulative present worth of LRAC as calculated to the Date of Initial Commercial Operation using an eleven percent (11%) discount rate based upon Deliveries and curtailed kWh subject to pricing under Article 4.5 up to the time of termination of this Agreement.

     5.2 Other Forms of Security. Seller may propose other forms of security with respect to the amounts specified in Appendix C as may be adjusted under
Article 5.1, which other forms may include insurance, performance bonds or corporate guarantees or any combination thereof. Buyer may, in its sole discretion, agree to any such proposal in lieu of the security required in
Article 5.1.

                                   ARTICLE 6
                                    PAYMENT

     6.1 General. Buyer shall pay Seller, upon Seller's written notice of the name and address of its bank, by electronic transfer of funds to Seller's bank on or before the twentieth (20th) day of each month for the Electricity Delivered to or curtailed by Buyer during the preceding month, according to rates applicable under this Agreement.

     6.2 Preparation of Statement.

          (A) In the case of a Direct Interconnection, Buyer shall read the meters at the end of each calendar month in accordance with Article 7. Along with the payment under Article 6.1, Buyer shall enclose a statement explaining the basis of the calculation of the payment amount, including the applicable rate, the total Electricity Delivered and curtailed and any interest charges.

          (B) In the case of an Indirect Interconnection, Seller shall prepare and submit a bill to Buyer on or before the fifth (5th) day of each month. If Seller's bill is received after the due date for such bill, the due date of the payment shall be extended by a corresponding number of days. Seller shall enclose along with each bill a statement explaining how the bill was calculated.

          (C) Neither Party shall be precluded from making claims for adjustments on account of subsequently discovered errors.

     6.3 Dispute.

          (A) Upon receipt of any statement, the Party receiving such statement shall examine the accompanying statement to ensure that it has been calculated correctly, and shall promptly notify the other Party of any errors therein which the receiving Party in good faith believes have been made along with the facts providing the basis for such belief. The other Party will promptly review the receiving Party's complaint.

          (B) If the Parties are unable to agree upon a settlement of the contested portion of any statement or bill, after the Parties have availed themselves of their rights to meter testing as provided in Article 7, the dispute shall be settled in accordance with procedures of the PSC similar to those set forth in 16 NYCRR Part 12 for the resolution of disputes. The existence of a dispute with regard to any payment due shall not relieve either Party of any obligation to pay any uncontested amounts due under this Agreement or from fulfilling any other obligation under this Agreement.

     6.4 Interest. If either Party shall fail to make any payment required by this Agreement when due, including contested portions of bills, or if Buyer makes an overpayment requiring a refund by Seller (other than related to the Fuel Component Ceiling), the amount due shall bear interest, from the due date of the payment or the date on which the overpayment was made until the date of payment, at a rate equal to 200 basis points over the prime lending rate in effect during the period of nonpayment or overpayment, as quoted to substantial commercial customers by Chase Manhattan Bank, N.A., or its successors. Remittance agreed to be received by mail will be accepted without interest charges if such payment was mailed on or before the due date. If the due date of any payment falls on a Sunday or legal holiday, the next business day shall be the last day on which payment can be mailed or paid without interest charges being assessed.


                                   ARTICLE 7

                                   METERING


     7.1 Measurement. In the case of a Direct Interconnection, Electricity will be measured by electric meters and associated equipment of a type approved by the PSC, which meters and equipment shall be installed on Buyer's side of the Point of Interconnection, and owned, installed, operated and maintained by Buyer at Seller's expense. Such meters shall be of a type to record hourly readings and shall be capable of being read by both Buyer and Seller. The Seller shall, at its own expense, furnish and provide for the installation and maintenance of mounting facilities for such meters and associated equipment.

     7.2 Testing of Meters. In the case of a Direct Interconnection, the metering equipment shall be sealed and the seals shall be broken only upon occasions when the meters are to be inspected, tested or adjusted, and representatives of the Seller shall be afforded reasonable opportunity to be present upon such occasions. Periodic tests of such metering equipment, at intervals not to exceed those prescribed by the PSC's regulations for comparable meters, will be made by Buyer at Seller's expense and additional tests will be made at any reasonable time upon request by the Seller. If a test of the metering equipment is made at the request of the Seller with the result that such metering equipment is found to be registering correctly or within plus or minus two percent (2%), the Seller shall bear the expense of such test; provided that if such test shows an error greater than plus or minus two percent M), then Buyer shall bear the expense of such test unless such error was caused by Seller. All meters shall be adjusted as close as practical to one hundred percent (100%) accuracy at the time of installation and testing and any subsequent adjustment.

7.3 Adjustments. If any of the metering equipment tests provided for in
Article 7.2 disclose that the error for such equipment exceeds plus or minus two percent (2%), then one-half (1/2) of the readings of such metering equipment taken during the billing periods since the last test of such equipment was made will be adjusted, either upward or downward, to correct for such error, unless there is verifiable information available upon which a more accurate adjustment can be made, including readings from Seller-installed or, in the case of an Indirect Interconnection, Buyer-installed, meters. Any correction in billing resulting from such correction in meter readings shall be made over a reasonable period of time, to be agreed upon by the

Parties, but in no event over a period greater than the three (3) succeeding billing periods after the inaccuracy is verified, and such correction when made shall, in the absence of bad faith, fraud, or intentional wrongdoing, constitute a complete and final settlement of any claim arising between the Parties hereto out of such inaccuracy of the metering equipment.

     7.4 Additional Meters. in the case of a Direct Interconnection, Seller shall have the right to install its own meters and shall maintain them according to standards prescribed by 16 NYCRR Part 92. In the event Seller's meters are used under Article 7.3 and Seller's metering point is on the low-voltage side of the transformer, an adjustment for transmission and transformation losses will be made to such meter readings.

     7.5 Monitoring Equipment. Prior to commencement of Commercial Operation, Seller shall install, to specifications provided by Buyer and at Seller's expense, adequate metering and telephone equipment to transmit to Buyer's Energy Control Center information that will allow Buyer to monitor Seller's generation of Electricity, including equipment to provide Buyer continuous (every 15 seconds) telemetry of real power, reactive power, voltage, breaker and switch status, such communication channel(s) as required to transmit such data to Buyer, and receiving equipment at Buyer's end of the communication channel(s). Seller shall pay the monthly charges associated with such communication channel(s).

                                   ARTICLE 8


                      PROCEDURES FOR INTERCONNECTION AND
                  INSTALLATION OF INTERCONNECTION FACILITIES


     8.1 General. Seller shall use a Direct Interconnection, unless a Direct Interconnection is not feasible or the costs to Seller are substantially in excess of the costs Seller would incur in providing Electricity through an Indirect Interconnection.


     8.2 Procedures.

          (A) In the case of a Direct Interconnection, interconnection of the Seller's Plant with Buyer's electric system shall be governed by the requirements and conditions contained in Buyer's Specification EO-2115 (interconnections) and Specification EO-4133 (operation and maintenance), as amended to the date of this Agreement, which is incorporated herein by reference and with which terms and conditions the Parties hereby agree to be bound. If the Seller and Buyer are unable to agree on application procedures, information requirements, schedules and deadlines, or interconnection costs, equipment or procedures, or compliance with the foregoing, either Party may petition the PSC to resolve the dispute, subject to judicial review. Buyer shall not, by reason of review, inspection, or approval of the Plant or any equipment related thereto, or failure to review, inspect, or approve the same, be responsible for the strength, details of design, adequacy or capacity of the Plant. Buyer hereby disclaims all warranties, and shall not be liable, with respect to any of the foregoing.

          (B) In the case of an Indirect Interconnection, Seller shall deliver the Electricity to the Intervening Utility and shall schedule the delivery of Electricity by the Intervening Utility at the Point of Interconnection for the account of Seller.

      8.3 Seller's Responsibility. Seller shall:

          (A) at its cost and expense, construct, install, own and maintain the interconnection facilities as required for Seller to deliver Electricity from Seller's Plant at the Point of Interconnection;

          (B) in the case of an Indirect Interconnection, pay the Intervening Utility all charges for the scheduling and transmission of Electricity by the Intervening Utility including transmission losses, if any, to the point of physical connection between the Intervening Utility's system and Buyer's electric system; and

          (C) reimburse Buyer for the costs and expenses incurred in connection with the installation of the Dedicated Facilities by Buyer under Article 8.4, provided that reimbursement shall not exceed an amount specified to Seller within sixty (60) days of the date of execution of this Agreement.

     8.4 Buyer's Responsibility. Buyer shall design, construct, and install additional facilities on Buyer's side of the Point of Interconnection solely for the receipt of Electricity by Buyer (herein referred to as "Dedicated Facilities"). All Dedicated Facilities shall remain the property of Buyer. Buyer shall submit a schedule for installation of such facilities within thirty (30) days of PSC approval of this Agreement. Subject to receipt of all prepayments due from Seller under Article 8.5, Buyer shall complete the installation of any Dedicated Facilities necessary to permit actual deliveries of Electricity prior to Seller's scheduled Initial Delivery Date of June 1, 1992 or twenty-four (24) months after this Agreement is effective under Article 2.1, whichever last occurs.

     8.5 Payment Terms. Seller shall prepay to Buyer the cost of any such facilities that Buyer must order and shall make payments in advance each month for all other estimated costs and expenses scheduled to be incurred by Buyer during the next succeeding month in connection with the installation of the Dedicated Facilities, less ten percent (10%) retainage by Seller until completion of the Dedicated Facilities. Upon completion of the Dedicated Facilities, the actual and estimated costs and expenses incurred in connection with the Dedicated Facilities shall be compared and the difference between them shall be promptly paid by or reimbursed to Seller as appropriate.

     8.6 Annual Reimbursement. During the term of this Agreement, on an annual basis, Seller shall reimburse Buyer for expenses incurred by Buyer for the operation and maintenance of the Dedicated Facilities at the rate specified in Buyer's applicable tariff. In no event shall Seller be required in any Annual Period to reimburse Buyer in amounts greater than nine percent (9%) of the capital costs incurred by Buyer for the construction of the Dedicated Facilities. An explanation of such expenses shall accompany each bill submitted by Buyer. Either Party may petition the PSC to resolve disputes relating to such bills, subject to judicial review.



                                   ARTICLE 9

                   REARRANGEMENT, RELOCATION, RETIREMENT OR
                       ABANDONMENT OF BUYER'S FACILITIES


     9.1 Relocation or Rearrangement. If, at some future time, Buyer determines it necessary to relocate or rearrange its system to which the Plant is directly connected or indirectly connected through the Intervening Utility, Buyer shall advise Seller one year in advance in writing, explaining the proposed relocation or rearrangement of Buyer's system. If such relocation or rearrangement is ordered or required by governmental authority, Buyer shall give prior notice to Seller equal in time to the notice given Buyer by such governmental authority, to the extent possible. Buyer will indicate the expenditure required for new facilities proposed to reestablish the connection which the Buyer would not have incurred but for the Seller's actual delivery of Electricity to the Buyer's electric system. Seller will have the option of reimbursing Buyer for the cost of these new facilities (which shall be Dedicated Facilities) or of providing its own reasonable alternative interconnection to Buyer's system, provided that such alternative interconnection is approved by Buyer.


     9.2 Retirement or Abandonment. If, at some future time, Buyer determines it necessary to retire or abandon any facilities to which the Plant is directly connected or indirectly connected through the Intervening Utility, Buyer shall advise Seller, at least one year in advance, in writing, indicating Buyer's annual cost of facilities required exclusively to accommodate the output of the Plant. Seller shall then have the option of paying Buyer for these annual costs or of providing alternate interconnection of Buyer's system acceptable to Buyer. Such alternate may be the purchase by Seller of Buyer's existing facilities, which have been retired in place, at the price set for such purchase in accordance with the PSC's final determination in Case 29318 or, if not so set, at a price to be negotiated by the Parties. In the event Seller elects to pay Buyer the annual charges associated with such facilities, said charges shall be recomputed as of January 1 of every year.

                                  ARTICLE 10

                     SUSPENSION OF BUYER'S OBLIGATION AND
                  DISCONNECTION OF PLANT FROM BUYER'S SYSTEM

     10.1 Temporary Suspension of Buyer's Obligation to Accept Electricity. Buyer's obligation to accept (but not its obligation pursuant to Article 4 to pay for) Electricity generated by the Plant shall be suspended for any period of time during which Buyer's system is physically unable to accept such Electricity for reasons of repair, relocation or rearrangement of Buyer's system to which the Plant is directly connected or indirectly connected through the Intervening Utility, connection of other customers or generators of electricity, system emergency or safety. Neither Party shall be liable for any indirect loss incurred as a result of Buyer's inability to accept Electricity generated by the Plant during such period.

     10.2 Disconnection. If necessary, and solely for reasons set forth in
Article 10.1, Buyer may direct that the generating facility of the Plant be disconnected from Buyer's system. Buyer shall give advance notice, as circumstances permit, of the need for such disconnection to employees of Seller designated from time to time by Seller to receive such notice. Upon receipt of notice directing disconnection, Seller shall carry out the required action without undue delay. Where circumstances do not permit such advance notice to Seller or Seller's employees, including circumstances in which Seller's Plant is unstaffed, or where Seller fails to carry out the required action, Buyer may disconnect the generating facility of the Plant from Buyer's system.


     10.3 Restoration of Service and Reimbursement of Costs.

          (A) During any period of disconnection, Buyer and Seller shall endeavor to restore the interconnection as promptly as is reasonably possible.

          (B) Seller shall bear any extraordinary cost reasonably incurred by Buyer as a result of any such suspension, disconnection or reconnection under this Article 10. An extraordinary cost is a cost that would not be incurred by Buyer absent the existence of the Plant; provided, however, that such extraordinary cost shall not include any incremental expenses incurred by Buyer for the operation and maintenance of Dedicated Facilities which are reimbursed by Seller pursuant to Article 8 or for the benefit of other Qualifying Facilities.


                                   ARTICLE 11
                 COORDINATION OF PLANT AND SYSTEM MAINTE14ANCE

     11.1 Initial Operation Coordination. Seller shall notify Buyer in writing, at least thirty (30) days prior to the anticipated Initial Delivery Date, of the expected date when Electricity will first be actually delivered to Buyer. After the

Initial Delivery Date, Seller shall promptly notify Buyer of its intention to cease for forty-eight (48) hours or more actual deliveries from the Plant to Buyer for any reason.

     11.2 Operation Coordination.

          (A) Not later than the end of any month which begins after the Date of Initial Commercial Operation, Seller shall furnish to Buyer a schedule showing Seller's expected actual deliveries to Buyer on an hourly basis for the following month.

          (B) Beginning with the Date of Initial Commercial Operation, Buyer may request:

               (1) by giving Seller at least four (4) hours prior notice, that Seller curtail actual deliveries down to an output level not less than eighty-two percent (82%) of the DMNC;

               (2) by giving Seller at least twenty-four (24) hours prior notice, during the first fifteen (15) Annual Periods of the Base Term, that Seller curtail actual deliveries during any Weekend Period down to an output level not less than forty-seven percent (47%) of the DMNC, provided that Buyer may not request such curtailment more than once in any Weekend Period; and

               (3) by giving Seller at least twenty-four (24) hours prior notice, during the last ten (10) Annual Periods of the Base Term, that Seller curtail actual deliveries down to an output level not less than forty-seven percent (47%) of the DMNC, provided that Buyer may not exceed in any such Annual Period a ratio of one
     (1) curtailment request under this Article 11.2(B)(3) for each fifty (50) hours of Plant operation not subject to a request under this Article 11.2(B)(3).

          (C) For purposes of Article 11.2(B), the term "Weekend Period" means the period from 10:00 p.m. Friday through 8:00 a.m. Monday (Eastern Time).

          (D) If Buyer requests any actual deliveries in excess of that which Seller was otherwise intending to supply, to the extent Seller is capable of actually delivering additional Electricity and such delivery is consistent with other obligations of Seller as determined by Seller, Seller shall accommodate such request to the maximum extent practicable. Buyer shall bear any additional costs or expenses incurred by Seller.

          (E) Seller agrees to design the Plant to be capable of start-up without any outside power if there is a Direct Interconnection with Buyer.

          (F) Seller shall not voluntarily disconnect from Buyer's electric system in any emergency situation on Buyer's electric system, so long as such emergency does not present an imminent threat to Seller's Plant or steam customers.

     11.3 Maintenance Coordination by Seller.

          (A) Seller shall use reasonable efforts to coordinate with Buyer the scheduling of any planned maintenance of the Plant, in order to ensure the sound operation of the Plant and Buyer's system. Without prior approval of Buyer, Seller shall not schedule planned outages of more than three days (including two weekend days) in duration during the months of June through September except in emergencies and in situations in which failure to maintain the Plant would, in Seller's judgement, result in an unplanned outage. In such cases, Seller shall give Buyer as much notice as possible. Seller shall provide to Buyer in writing an annual schedule of expected maintenance outage periods (including expected commencement date and duration) one year in advance of such periods and a notice within fourteen (14) days of making any changes to such schedule. In addition, Seller shall notify Buyer of the expected duration of a forced outage within forty-eight (48) hours of its occurrence and provide to Buyer annually a written three-year forecast of planned major overhauls.

          (B) Beginning with the commencement of the sixteenth (16th) Annual Period until the termination of this Agreement, Seller shall have and maintain either: M an operation and maintenance agreement with a third person covering major maintenance; or (ii) if Seller is performing maintenance of the

Plant itself, an escrow account sufficient to cover scheduled major Plant overhauls as recommended by manufacturers of major equipment in the Plant.


     11.4 Maintenance Coordination by Buyer. Buyer shall use reasonable efforts to coordinate with Seller the scheduling of any planned maintenance of Buyer' s facilities necessary to receive Electricity directly or indirectly from the Plant and to schedule such maintenance during times when Seller has scheduled maintenance of the Plant.


                                   ARTICLE 12
                        QUALIFICATION UNDER FEDERAL LAW

    12.1 Initial Certification. Seller shall, within thirty (30) days prior to commencement of the Initial Delivery Date, and at such other times as requested by Buyer in writing, certify to Buyer, and, if requested by Buyer, deliver to Buyer evidence satisfactory to Buyer, as to whether the Plant is a Qualifying Facility.

     12.2 Subsequent Notification. Seller shall notify Buyer in writing, within ten (10) days after Seller receives information or becomes aware, that the Plant has temporarily or permanently ceased, or will cease, to be a Qualifying Facility. Buyer may request such additional information, and request, after reasonable notice, reasonable access to the Plant, to the extent necessary to satisfy Buyer that the Plant continues to be a Qualifying Facility.

     12.3 Loss of Qualifying Status.

          (A) Notwithstanding the provisions of Article 4, in the event that, during the term of this Agreement, the Plant temporarily or permanently ceases to be a Qualifying Facility, then the rates to be paid to Seller for Electricity shall be equal to ninety percent (90%) of the rate that would otherwise be applicable pursuant to Article 4.

          (B) As soon as practical after the Plant ceases to be a Qualifying Facility, Seller agrees, if required under federal law, to file with the Federal Energy Regulatory Commission ("FERC") the rate provided for herein; provided, however, that if FERC approves or authorizes a rate other than the rate provided for herein, the Parties agree to request FERC to apply such rate prospectively from the date of its decision and to apply the rate provided for herein prior to such date. Seller may terminate this Agreement without any further obligation or liability of one Party to the other Party except as provided in Article 5.1 and
Article 12.3(C) if, as a result of ceasing to be a Qualifying Facility, continued performance under this Agreement would result in Seller, or any person having an ownership interest in Seller, becoming subject to regulation under the Public Utility Holding Company Act of 1935 ("PUHCA"). Seller will use best efforts to avoid being subject to regulation under PUHCA.

          (C) (1) Prior to making any sales of electric energy and capacity from the Plant committed to Buyer under this Agreement subsequent to a termination under Article 12.3(B), Buyer shall have the right of first refusal to purchase the Electricity under the terms of this Agreement for the remainder of the Base Term, except if such purchase would result in Seller, or any person having an ownership interest in Seller, becoming subject to regulation under PUHCA. If Seller makes sales of electric energy and capacity from the Plant that would have been otherwise committed to Buyer under this Agreement to any person other than Buyer subsequent to a termination under Article 12.3(B), Seller shall pay to Buyer as Buyer's sole measure of damages the difference between the revenues Seller would have received pursuant to Article 4 (notwithstanding anything in Article 12.3(A) and (B) to the contrary) and any higher amount of revenues Seller receives as a result of such sales during the remainder of the Base Term.

               (2) Subsequent to a termination under Article 12.3(B), Seller shall have the right until the end of the Base Term to reinstate this Agreement and deliver and sell Electricity to Buyer pursuant to the terms and conditions of this Agreement, if reinstatement of this Agreement does not materially adversely affect Buyer. It shall not be deemed to materially adversely affect Buyer if reinstatement of this

Agreement is requested within twelve (12) months of a termination under Article 12.3(B).


                                   ARTICLE 13
                    DEPENDABLE MAXIMUM NET CAPABILITY (DMNC)


     13.1 Plant Capability. The DMNC of the Plant available for delivery to Buyer shall be determined in accordance with this Article 13.1:

          (A) As soon as practicable after the Plant goes into Commercial Operation, and every June thereafter, a capability test shall be conducted to determine the DMNC of the Plant in accordance with the New York Power Pool Methods and Procedures 2-10. The DMNC shall be the sustained maximum net output of the Plant averaged over a four-hour period, adjusted to the average ambient temperature experienced at the Plant at the time of Buyer's summer peaks during the previous four summers, less the electric capacity committed by Seller to its steam customers. If, during the DMNC test, the Plant's steam sendout to Seller's thermal customer for any hour is less than the maximum hourly steam sendout committed by Seller to such customer during the period June I to September 15, and if such reduction of steam sendout results in a higher DMNC than would have resulted without such reduction, then the maximum net electric output of the Plant for such hour used to calculate the DMNC shall be reduced to reflect the reduction of steam sendout during such hour.

     (B) Notification that Seller intends to perform the test must be given to Buyer at least forty-eight (48) hours prior to commencement of the test and shall specify the hours during which the test will be conducted. Buyer shall have the right to have one or more of its representatives observe such tests. Within ten (10) days after conducting the capability tests, Seller shall provide to Buyer the results of such tests, including kWh meter readings and copies of actual log sheets verifying the net output of the Plant and a curve of the net output compared to ambient temperature.

     (C) Until the first capability test, capacity payments to Seller shall be based on a DMNC equal to the capacity designated or redesignated under Article
1.20. If the first capability test results in a DMNC of other than such amount, the prior capacity payments shall be recalculated by substituting the actual DMNC for the assumed amount. Adjustments in payments shall be made within thirty
(30) days from the capability test.

     (D) Seller shall use its best efforts to conduct the DMNC test during the month of June, or as soon thereafter as practicable, but in no event shall the DMNC test be conducted after September 15. Payments to Seller under Article 4 for each twelve-month period beginning June 1 shall be based on the DMNC of the Plant determined pursuant to the capability test conducted during June 1 to September 15 of such twelve-month period. If necessary, such payments shall be based on the DMNC determined during the prior twelve-month period, with adjustments in payments to be made within thirty (30) days after the DMNC test is performed for the current period.

     (E) Seller shall also conduct an annual winter capability test of the Plant, between November I and April 15, to determine the sustained maximum net output of the Plant available for delivery to Buyer, averaged over a four-hour period, adjusted to the average ambient temperature experienced at the Plant at the time of Buyer's winter peaks during the previous four winters. Buyer's right to receive prior notice of such tests, to observe such tests, and to receive the results of such tests, shall be the same as provided above for the DMNC tests. However, the results of the annual winter capability tests may be used solely for informational purposes and shall not be used to calculate payments due by Buyer to Seller under this Agreement or for any purposes for which DMNC is otherwise used under this Agreement.

     13.2 Expected Deliveries to Buyer. Not later than May 1 of each Annual Period, Seller shall provide Buyer with an estimate of the expected average maximum actual deliveries (expressed in kw) to Buyer during the On-Peak Periods of the immediately succeeding summer season.


                                   ARTICLE 14
                     TERMINATION PRIOR TO INITIAL OPERATION

     14.1 Events of Termination. Upon the occurrence of any one of the following events, either Party may terminate this Agreement, upon written notice to the other Party within sixty (60) days of the occurrence of such event, without any further obligation or liability of one Party to the other Party, except as provided in Article 14.2:

          (A) Seller's failure, within thirty (30) months after final approval of this Agreement by the PSC, either to commence material construction of the Plant or to have executed an enforceable contract for the delivery of major Plant equipment and/or machinery; provided, however, that Buyer shall grant Seller up to twelve (12) month-by-month extensions of this deadline upon W a showing by Seller that it is diligently pursuing commencement of construction, and (ii) the posting by Seller of an additional deposit in the amount of $.10 per kW per month;


     (B) Seller's failure to commence Commercial Operation of the Plant within sixty (60) months after final approval of this Agreement by the PSC, unless such failure is due solely to Buyer's failure to complete installation of facilities necessary to permit actual deliveries of Electricity pursuant to Article 8.4 and provided, however, that Buyer shall grant Seller up to twelve (12) month-by-month extensions of this deadline upon M a showing by Seller that it is diligently pursuing commencement of Commercial Operation and Commercial Operation can reasonably be expected to commence within seventy-two (72) months after final approval of this Agreement by the PSC, and (ii) the forfeiture by Seller of an amount equal to $.10 per kW per month;

     (C) Seller's failure to post with Buyer:

          (1) an initial deposit of four dollars ($4.00) per kW designated pursuant to Article 1.20 within six (6) months of the approval of this Agreement by the PSC;

           (2) an additional deposit of six dollars ($6.00) per kW designated pursuant to Article 1.20 within one (1) year of the posting of the initial deposit; and

           (3) an additional deposit of five dollars ($5.00) per kW designated pursuant to Article 1.20 within thirty (30) months after approval of this Agreement by the PSC.


   Such deposits shall be posted either in cash or by an irrevocable letter of credit, for a term ending not earlier than the milestone date of Commercial Operation from a financial institution rated at least "AA"; and

     (D) in the case of an Indirect Interconnection, Seller's failure to execute a letter of intent with the Intervening Utility to provide transmission services within twelve (12) months after Seller notifies Buyer, which notification shall be within twelve (12) months of final PSC approval of this Agreement, that a Direct Interconnection will not be used or Seller's failure to execute a wheeling agreement with the Intervening Utility at least six (6) months prior to the Date of Initial Commercial Operation.

   14.2 Milestone Deposits. Cash deposits specified in Article 14.1 shall be held by Buyer in escrow and invested in, at Seller's option, either Certificates of Deposit or U.S. Treasury Bills with terms ending no later than the milestone date of

Commercial operation. The deposits, together with interest thereon, will be refunded by Buyer to Seller upon Commercial Operation. To the extent that Commercial operation occurs prior to the date a deposit is required as specified above, Seller shall not be required to make such deposit. Seller will forfeit deposits posted, but not the interest accrued thereon, in the event this Agreement is terminated pursuant to the provisions of this Article 14.


                                   ARTICLE 15
                 BREACH OF CONTRACT, TERMINATION, AND REMEDIES

     15.1 Breach. A breach of this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

          (A) Failure by either Party to pay any amount due under this Agreement which continues for a period of thirty (30) days after notice of such non-payment;

          (B) Failure by Seller, during a period of one-hundred twenty (120) days after the Plant has ceased to operate, to use good faith efforts to resume actual delivery of Electricity to Buyer pursuant to this Agreement;

          (C) Failure by either Party to substantially perform any material obligation under this Agreement, which failure continues for sixty (60) days after notice of such nonperformance; provided, however, that this Agreement shall not terminate if such Party diligently commences to cure such failure within such sixty (60) day period and for so long as such Party diligently continues such efforts;

     (D) By order of a court of competent jurisdiction, a receiver or liquidator or trustee of either Party, or of a substantial part of the assets of either Party, shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or a substantial part of the assets of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry therof; or a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

     (E) Either Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or a Party shall make an assignment for the benefit of its creditors; or a Party shall admit in writing its inability to pay its debts generally as they become due; or a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or a substantial part of its assets.

        15.2 Termination. If either Party claims that the other Party has breached this Agreement, as defined in Article 15.1, it shall provide such other Party with written notice thereof. If, within fifteen (15) days of the service of such notice, such other Party disputes in writing that a breach by it has occurred, either Party may bring such dispute to the PSC for resolution according to the PSC's Rules of Procedure, and this Agreement shall not be terminated by the Party claiming the breach prior to such resolution by the PSC; provided, however, that the Party claiming the breach may petition the PSC for summary dismissal of the petition to resolve the dispute on the ground that the dispute is not bona fide.

     15.3 Cure by Lender. Buyer shall have no right to terminate this Agreement unless Buyer has provided any Lender notice of a breach specified above at the same time as Buyer has provided notice to Seller pursuant to Article 15.2, to the extent that Seller gives Buyer actual notice of appropriate contact persons and addresses. Any such Lender shall have the same right to cure such a breach as Seller, which right shall remain in effect for an additional thirty (30) days after the last day Seller could have cured such breach. In the case of a breach due to an event specified in Articles 15.1(D) or 15.1(E), Buyer shall have no right to terminate this Agreement if Lender has diligently commenced and is diligently continuing to exercise its remedies under any financing documents.

     15.4 Remedies. In the event the Party alleged to be in breach fails to cure and the dispute has not been brought to the PSC within the time period described in Article 15.2, or the PSC determines that a breach has occurred and the breaching Party does not cure such breach within the time period specified above, or, to the extent it cannot be cured in such time period, the breaching Party has not diligently commenced to cure such breach within such time period, or has commenced such cure but does not diligently continue such efforts thereafter, this Agreement may be terminated by the non-breaching Party. Upon such termination, the non-breaching Party shall be entitled to such damages as are available at law and equity, except that neither Party shall be liable for any punitive, special or consequential damages by reason of a breach of this Agreement.


                                   ARTICLE 16
                              SPECIFIC PERFORMANCE

     Without regard to the requirements or provisions of Article 15 or any other provision of this Agreement, in addition to any of the rights and/or remedies referred to in this Agreement, either Party shall have the right to institute an action against the other Party in any court to obtain specific performance by such other Party of any of such other Party's obligations under this Agreement.


                                   ARTICLE 17
                                RIGHT TO OPERATE

     If Seller shall permanently cease to operate the Plant prior to the end of the term of this Agreement, and if operation of the Plant is not assumed by a Lender, any steam customer of the Plant, or their successors or assigns, Buyer shall have the right to operate the Plant for part or the remainder of the term of this Agreement as long as Buyer assumes all of Seller's obligations with regard to the Plant, including any lease or sublease obligations or any obligations to any Lender.


                                   ARTICLE 18
                         INDEMNIFICATION AND INSURANCE



     18.1  Indemnification.

          (A) Each Party shall indemnify, save harmless and defend the other, its trustees, agents, officers, directors and employees, against all claims, demands, judgments and associated costs and expenses, related to property damage, bodily injuries or death suffered by third persons resulting from any act or failure to act by such Party related to this Agreement.

          (B) Each Party hereto shall promptly furnish the other Party with written notification (but in no event later than ten (10) days prior to the time any response is required by law) after such Party becomes aware of any event or circumstance which might give rise to such indemnification.

          (C) At the indemnified Party's request, the indemnifying Party shall defend any suit asserting a claim covered by this indemnity and shall pay all costs and expenses (including reasonable attorney's fees and expenses) that may be incurred in enforcing this indemnity. The indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit or action. The indemnifying Party shall not compromise or settle a claim hereunder without the prior written consent of the indemnified Party; provided, however, that in the event such consent shall be withheld, then the liability of the indemnifying Party shall be limited to the aggregate of the amount of the proposed compromise or settlement, the amount of counsel fees and expenses outstanding at the time such consent shall have been withheld, and the amount of any outstanding claim against which indemnification applies and which is not covered by the proposed compromise or settlement (together with all costs and expenses associated with such outstanding claim). Thereafter, the Party withholding such consent shall hold harmless and reimburse the indemnifying Party, upon demand, for the amount of any additional liability, counsel fees and expenses incurred by the indemnifying Party over and above the amounts described above after the time such consent shall have been withheld.

          (D) To the extent one Party disputes its obligation to indemnify the other Party, it shall not be considered a breach of this Agreement for such Party to fail to perform under Article 18.1(C) until such time as such Party is determined to have the obligation to indemnify under Article 18.1(A).

     18.2 Insurance.

          (A) Seller, with respect to the Plant, and Buyer, each at its own cost and expense, shall maintain and keep in full force and effect:

               (1) General comprehensive bodily injury and property damage insurance of at least five million dollars ($5,000,000) per occurrence for bodily injury and at least one million dollars ($1,000,000) per occurrence for property damage for damages resulting from the operations of Buyer or Seller, as the case may be; and

               (2) Statutory workers' compensation insurance and employer's liability insurance.

          (B) Seller shall maintain and keep in full force and effect insurance against loss or damage to the Plant in amounts not less than the actual full replacement value of the Plant.

          (C) Seller shall cause Buyer to be named as an additional insured on such insurance policy with regard to comprehensive bodily injury and property damage insurance for acts and/or omissions that are solely and directly caused by Seller.

          (D) Should either Party not be able to acquire coverage in a manner or amounts specified at reasonable rates, such Party shall obtain such amount of coverage as is commercially available.

          (E) Seller shall arrange to have its insurance carriers send Buyer a copy of all notices affecting Seller's insurance coverages required under this
Article 18.

     18.3 Self-Insurance.

          (A) Buyer reserves the right to self-insure either all or any portion of the foregoing coverages.

          (B) Upon a showing satisfactory to Buyer that Seller has sufficient net worth or other assets in place to self-insure for purposes of Article 18.2, Seller shall have the right to self-insure either all or any portion of the foregoing coverages so long as there is no material decrease in such net worth or assets which renders the same insufficient for purposes of self-insurance.


                                   ARTICLE 19
                           ACCESS AND NONINTERFERENCE

     19.1 Access. To the extent Seller owns any facility in which Buyer has placed its equipment, Seller grants to Buyer (including Buyer's duly authorized agents and representatives) for the term of this Agreement a right to access consistent with the terms of any ground lease obligations of Seller, at all reasonable hours, and, in an emergency immediately upon request, to such facility to construct, install, operate, maintain, repair, replace, inspect and remove Buyer's equipment and facilities consistent with Buyer's obligations and rights under this Agreement and Seller shall execute such documents as may be reasonably required to enable Buyer to record such right of access.

     19.2 Noninterference. Each Party agrees that it will not construct any facilities or structures or engage in any activities that will materially interfere with the rights granted to the other Party under this Agreement, subject to the provisions of Article 9 (rearrangement).


                                   ARTICLE 20
                                 FORCE MAJEURE


     20.1 Definition. The term "force majeure" as used herein, shall include but not be limited to acts of God, fires, floods, storms, strikes, labor disputes, riots, insurrections, acts of war (whether declared or otherwise), acts of governmental, regulatory, or judicial bodies, or any other causes beyond the reasonable control of and without the fault or negligence of the Party claiming force majeure.

20.2 Effect of Force Majeure. If either Party because of force majeure is rendered wholly or partly unable to perform any of its obligations under this Agreement, except for the obligation to make payments of money, that Party shall be excused from whatever performance is affected by the force majeure to the extent so affected, provided that:

     (A) the non-performing Party, within fourteen (14) days after it becomes aware or should have become aware that it would be unable to perform, gives the other Party written notice describing the particulars of the occurrence;

     (B) the suspension of performance is of no greater scope and of no longer duration than is required by the force majeure;

     (C) no obligations of either Party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence; and

     (D) the non-performing Party endeavors to remedy its inability to perform. This paragraph (D) shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party having the difficulty.

                                  ARTICLE 21

                            ASSIGNMENT OR TRANSFER


     21.1 General. Except as otherwise provided in this Article 21, neither this Agreement nor any rights hereunder may be assigned or transferred, by operation of law or otherwise, by either Party without the prior written consent of the other Party.

     21.2 Permitted Assignments. Upon thirty (30) days prior written notice to Buyer, Seller may, without the consent of Buyer, assign this Agreement to a Lender, to an entity controlling, controlled by, or under common control with Seller ("Affiliate"), or to a partnership in which Seller or an Affiliate is a partner, provided that such assignment shall not relieve Seller of its obligations under this Agreement. Such prior notice to Buyer shall specify the entity to whom payments under Article 6 are to be made subsequent to the effective date of the assignment.

     21.3 Other Assignments. If Seller has not been notified in writing by Buyer that Seller is in breach of this Agreement under Article 15, Seller may also assign this Agreement without the consent of Buyer, subject to the following conditions. Seller shall provide at least thirty (30) days prior to the effective date of the proposed assignment an assignment and assumption agreement duly executed by the Seller and the assignee providing that the assignee unconditionally assumes, and agrees to be bound by, all of the terms and conditions of this Agreement, and whereby the assignee makes certain additional representations and warranties as appropriate for assignee as contained in Article 22.1.

     21.4 Sale of Plant. If the Plant is sold to any person, this Agreement shall be assigned to the purchaser in accordance with this Article 21 and the purchaser shall unconditionally assume Seller's obligations hereunder as a condition to the effectiveness of the sale. Seller agrees to execute such documents as may be reasonably required to enable Buyer to record notice that this Agreement must be assigned to, and assumed by, any purchaser of the Plant as a condition of transfer of legal title to the Plant.

     21.5 Novation. No assignment by Seller, including an assignment permitted to be made without consent of Buyer, shall result in a novation of this Agreement unless Buyer consents in writing to such novation.

                                   ARTICLE 22
                         REPRESENTATIONS AND WARRANTIES

     22.1 Seller's Representations. Seller makes the following representations and warranties as the basis for the benefits and obligations contained in this
Agreement:

          (A) Seller represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and will be qualified to do business under the laws of the States of New York and New Jersey not later than the Initial Delivery Date and has the corporate power and corporate authority to own its properties, to carry on its business as now being conducted, to enter into this Agreement and carry out all obligations on its part to be performed under and pursuant to this Agreement.

          (B) Seller represents and warrants that, to the best of Seller's knowledge, information and belief available on the Date of Initial Commercial Operation, Seller will be in compliance with all laws, judicial and administrative orders, rules and regulations, with respect to the ownership, lease or possession and operation of the Plant, including the following: all requirements to obtain and comply with the conditions of any applicable certificates, licenses, permits and governmental approvals, including all applicable environmental requirements. Seller will use best efforts to maintain the Plant's Qualifying Facility status throughout the term of this Agreement.

          (C) Seller represents and warrants that all corporate, partnership or other organizational consents and authorizations required for Seller to execute and deliver this Agreement have been obtained.

     22.2 Buyer's Representations. Buyer makes the following representations and warranties as the basis for the benefits and obligations contained in this
Agreement:

          (A) Buyer represents and warrants that it is a corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, and has the corporate power and authority to own its properties, to carry on its electric utility business as now being conducted, to enter into this Agreement and the transactions contemplated hereby, and to perform and carry out all obligations on its part to be performed under and pursuant to this Agreement. Buyer further warrants that this Agreement shall be binding for the term hereof on the Buyer and its successors and assigns.

     (B) Buyer represents and warrants that action required on its part to execute and deliver this Agreement has been completed.

     (C) Buyer represents and warrants that all corporate, partnership or other organizational consents and authorizations required for Buyer to execute and deliver this Agreement have been obtained.


                                   ARTICLE 23
                       AMENDMENTS, APPROVAL OF AMENDMENTS

     This Agreement shall not be amended unless such amendment is in writing and signed by the Parties. Any such amendment shall not become effective as to the Parties or their successors until such amendment is accepted or approved by the PSC.

                                   ARTICLE 24
                            MISCELLANEOUS PROVISIONS

     24.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

     24.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     24.3 Notices. Where notice is required by this Agreement, all notices, certificates or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


         (A) To Seller:

          at  1600 Smith Street
               Suite 5000
               Houston, TX 77002

               Attention: Robert C. McNair

         (B) To Buyer:

          at  4 Irving Place
               New York, New York 10003

               Attention:  Vice President-Planning
                           and Inter-Utility Affairs

or to such other and different person or address as may be designated by the Parties.

     24.4 Prior Agreements Superseded. This Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Parties relating to the subject matter hereof.

     24.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     24.6 Specific Waiver. Seller hereby waives any right it may have under law to any minimum payment for Electricity under this Agreement and Buyer hereby waives any right it may have to refuse, by reason of any maximum price requirement under law, to make payments for Electricity under this Agreement at the rates specified herein.


     24.7 Waiver. No delay or omission in the exercise of any right under this Agreement shall impair any such right or shall be taken, construed or considered as a waiver or relinquishment thereof, but any such right may be exercised from time to time and as often as may be deemed expedient. In the event that any agreement or covenant herein shall be breached and thereafter waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their proper officers thereunto duly authorized as of the date written below.


                                        CONSOLIDATED EDISON COMPANY OF
                                        NEW YORK, INC.



                                        By: /s/ William A. Harkins
                                           ------------------------------
                                        Name: William A. Harkins
                                             ----------------------------
                                        Title: Vice President
                                              ---------------------------
                                        Dated: 4/14/89
                                              ---------------------------

                                        COGEN TECHNOLOGIES, INC.


                                        By: /s/ Robert C. McNair
                                           ------------------------------
                                        Name: Robert C. McNair
                                             ----------------------------
                                        Title: President
                                              ---------------------------
                                        Dated: 4/14/89
                                              ---------------------------